Exhibit 10(d)

AMENDMENT NUMBER TWO

TO THE

HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2011 (the “Plan”);

WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;

WHEREAS, the Employee Benefits Committee desires to amend the Plan (i) to reflect the transfer to the Plan of the assets and liabilities of the ADP TotalSource Retirement Savings Plan attributable to the employees and former employees of Carefx Corporation, a newly-acquired subsidiary of the Corporation and (ii) to reflect special rules with respect to the participation in the Plan by Carefx Corporation; and

WHEREAS, the Employee Benefits Committee has determined that the above-described amendments are non-material.

NOW, THEREFORE, BE IT RESOLVED, that Schedule A to the Plan – “Special Rules Applying to Transfer Contributions and Transferred Employees” hereby is amended to add the following new Section 8 thereto, effective as of September 1, 2011:

8.	ADP TotalSource Retirement Savings Plan

(a) In General. Prior to April 4, 2011, Carefx Corporation (“Carefx”) participated in the ADP TotalSource Retirement Savings Plan, a multiple employer defined contribution plan sponsored by ADP TotalSource, Inc. (the “ADP Plan”). Effective as of April 4, 2011, Carefx became an Employer under this Plan. The assets and liabilities of the ADP Plan attributable to the employees and former employees of Carefx shall be transferred to this Plan in a trust-to-trust transfer effective as of September 1, 2011.

(b) Vesting. Notwithstanding any other provision in this Plan, former participants in the ADP Plan whose accounts under such plan were transferred to this Plan in a trust-to-trust transfer effective as of September 1, 2011 (“Former ADP Plan Participants”) shall be 100% vested in their Matching Accounts under this Plan.

(c) Military Leave Withdrawals. In the case of a military leave withdrawal pursuant to Section 9.1(e) of this Plan, a Former ADP Plan Participant shall be permitted to withdraw not only all or any portion of his or her Account attributable to pre-tax contributions and designated Roth contributions, but also all or any portion of his or her Account attributable to matching contributions. Except as otherwise set forth in this item (c), any such withdrawal shall be subject to the terms and conditions of Section 9.1(e).

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 30th day of August, 2011.

/s/ John D. Gronda
John D. Gronda, Secretary

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